UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2016

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 4505

45 Glover Avenue

Norwalk, Connecticut

06856-4505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

One of the named executive officers of Xerox Corporation (“Xerox”), Robert K. Zapfel, Executive Vice President, will cease active employment with Xerox effective December 31, 2016 in connection with organizational changes relating to the separation of Xerox into two separate, publicly traded companies.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On December 23, 2016, Xerox filed a Certificate of Amendment of its Certificate of Incorporation with the New York Department of State establishing the terms of a new series of Xerox preferred stock designated as Series B Convertible Perpetual Preferred Stock (“Xerox Series B Preferred Stock”). A copy of Xerox’s Restated Certificate of Incorporation (the “Restated Certificate”), as amended through December 23, 2016, including by the Certificate of Amendment, is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Cash dividends will be payable quarterly on the Xerox Series B Preferred Stock when, as and if declared by the board of directors, out of any funds legally available for the payment of dividends, on a cumulative basis, at a rate per year equal to 8.0% of the liquidation preference. If Xerox does not pay dividends in full on any dividend payment date, cash dividends will be payable, on a cumulative basis, at a rate per year equal to 8.0% of the sum of the liquidation preference and the amount of accrued and unpaid dividends as of the most recent dividend payment date. In addition, if Xerox does not pay dividends in full on any dividend payment date, the ability of Xerox to declare or pay dividends on, or redeem, purchase or otherwise acquire its common stock or any preferred stock ranking on a parity with or junior to the Xerox Series B Preferred Stock, will be subject to certain restrictions.

Each share of Xerox Series B Preferred Stock may be converted at any time, at the option of the holder, into 149.8127 shares of Xerox common stock (which reflects an initial conversion price of approximately $6.6750 per share of common stock), subject to customary anti-dilution adjustments. Under certain circumstances, the holder will also have the right to convert each share of Xerox Series B Preferred Stock into shares of Xerox common stock at an increased conversion rate. In addition, Xerox will have the right, at its option, to cause any or all of the Xerox Series B Preferred Stock to be converted into shares of Xerox common stock at the then applicable conversion rate if the closing price of Xerox common stock exceeds a certain threshold for 20 trading days over a 30-day trading period, as specified in the Restated Certificate.

Upon the occurrence of certain fundamental change events, the holder of Xerox Series B Preferred Stock has the right to require Xerox to redeem any or all of the Xerox Series B Preferred Stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including the redemption date. At any time on or following the fifth anniversary of a transfer by the holder of the Xerox Series B Preferred Stock to a person other than a permitted transferee, Xerox has the option to redeem any or all of such transferred shares of Xerox Series B Preferred Stock in cash at a redemption price per share equal to the fair market value of such shares and any accrued and unpaid dividends to, but not including the redemption date.

The foregoing does not purport to be a complete description of the terms of the Xerox Series B Preferred Stock, and is qualified in its entirety by reference to the Restated Certificate.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of the State of New York on February 21, 2013, as amended by Certificate of Amendment of Certificate of Incorporation filed with the Department of State of the State of New York on December 23, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

XEROX CORPORATION

	By:	/s/ Douglas H. Marshall
		Name:	Douglas H. Marshall
Date: December 23, 2016		Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of the State of New York on February 21, 2013, as amended by Certificate of Amendment of Certificate of Incorporation filed with the Department of State of the State of New York on December 23, 2016.